Exhibit 99(g)(1)(d)

AMENDMENT

TO

CUSTODY AGREEMENT

This Amendment (“Amendment”) is made as of the 15th day of June, 2023 (“Effective Date”), by and between Manning & Napier Fund, Inc. (the “Fund”) and THE BANK OF NEW YORK MELLON (“BNY Mellon”).

BACKGROUND:

A.	BNY Mellon and the Fund entered into a Custody Agreement dated as of March 6, 2015 (the “Agreement”) relating to BNY Mellon’s provision of custody services to the Fund on behalf of its Portfolios (each a “Portfolio”).

B.	The parties desire to amend the Agreement as set forth herein.

TERMS:

The parties hereby agree that:

1.	Schedule I is hereby deleted in its entirety and replaced with the Schedule I attached hereto.

2.	Miscellaneous.

(a)	Capitalized terms not defined in this Amendment shall have the same meanings as set forth in the Agreement. In the event of a conflict between the terms hereof and the Agreement, this Amendment shall control.

(b)	As hereby amended and supplemented, the Agreement shall remain in full force and effect.

(c)	The Agreement, as amended hereby, constitutes the complete understanding and agreement of the parties with respect to the subject matter thereof and supersedes all prior communications with respect thereto.

(d)	The parties expressly agree that this Amendment may be executed in one or more counterparts and expressly agree that such execution may occur by manual signature on a physically delivered copy of this Amendment, by a manual signature on a copy of this Amendment transmitted by facsimile transmission, by a manual signature on a copy of this Amendment transmitted as an imaged document attached to an email, or by "Electronic Signature", which is hereby defined to mean inserting an image, representation or symbol of a signature into an electronic copy of this Amendment by electronic, digital or other technological methods. Each counterpart executed in accordance with the foregoing shall be deemed an original, with all such counterparts together constituting one and the same instrument. The exchange of executed counterparts of this Amendment or of executed signature pages to counterparts of this Amendment, in either case by facsimile transmission or as an imaged document attached to an email transmission, shall constitute effective execution and delivery of this Amendment and may be used for all purposes in lieu of a manually executed and physically delivered copy of this Amendment.

(e)	This Amendment shall be governed by the laws of the State of New York, without regard to its principles of conflicts of laws.

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed as of the Effective Date by its duly authorized representative indicated below. An authorized representative, if executing this Amendment by Electronic Signature, affirms authorization to execute this Amendment by Electronic Signature and that the Electronic Signature represents an intent to enter into this Amendment and an agreement with its terms.

MANNING & NAPIER FUND, INC.

By:	/s/ Elizabeth Craig
Name:	Elizabeth Craig
Title:	Corporate Secretary

THE BANK OF NEW YORK MELLON

By:	/s/ Michael Spates
Name:	Michael Spates
Title:	Vice President

SCHEDULE I

SCHEDULE I

(as of June 15, 2023)

Portfolios

Callodine Equity Income Series

Core Bond Series

Credit Series

Disciplined Value Series

Diversified Tax Exempt Series

Equity Series

High Yield Bond Series

Overseas Series

Pro-Blend Conservative Term Series

Pro-Blend Extended Term Series

Pro-Blend Maximum Term Series

Pro-Blend Moderate Term Series

Rainier International Discovery Fund

Real Estate Series

Unconstrained Bond Series